Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 of Trean Insurance Group, Inc., and any amendments or supplements thereto, including the prospectus contained therein, as an individual to become a director of Trean Insurance Group, Inc. upon consummation of the initial public offering of Trean Insurance Group, Inc.’s common stock, to all references to me in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Terry P. Mayotte
Name: Terry P. Mayotte
Date: July 9, 2020